Exhibit 10.2

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

MASTER SERVICE AGREEMENT

This Master Service Agreement (this “Agreement”) is made as of October 11, 2017 (the “Effective Date”) by and between inVentiv Commercial Services, LLC, a New Jersey limited liability company with an office located at 500 Atrium Drive, Somerset, NJ 08873 (“inVentiv”) and Agile Therapeutics, Inc., a Delaware corporation with an office located at 101 Poor Farm Road, Princeton, New Jersey 08540 (“Client”). Client and inVentiv may each be referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

A.        inVentiv and its Affiliates (as defined herein) offer a wide range of services and offerings to clients in the pharmaceutical and biotechnology arena.

B.         Client hereby engages inVentiv, and inVentiv hereby accepts such engagement, to provide various types of services pursuant to the terms hereof and each separate project agreement in the form attached hereto as Exhibit A (each a “Project Agreement”) to be executed by the Parties. Client and inVentiv shall enter into a Project Agreement for each program they wish to be governed by the terms and conditions of this Agreement.

1.         Interpretation and Construction

(a)        The Parties desire for the terms and conditions set forth in this Agreement to govern the relationship between the Parties. Unless otherwise specifically set forth in a Project Agreement, in the event of a conflict or inconsistency between the terms and conditions set forth in this Agreement and the terms and conditions set forth in a Project Agreement, the terms and conditions set forth in this Agreement shall take precedence, govern and control. Terms in a Project Agreement that supplement the terms of this Agreement will be read together with their related terms and not be deemed “conflicting”.

(b)        The Parties hereby acknowledge that the terms set forth in this Agreement shall be incorporated by reference into each Project Agreement, as if fully set forth at length therein.

(c)        The Parties acknowledge that in addition to inVentiv, certain of inVentiv’s Affiliates may provide certain services to Client and may directly enter into a Project Agreement with Client, subject to Client’s prior written consent, pursuant to which such inVentiv Affiliate shall provide certain services to Client, as set forth in detail in said executed Project Agreement. The Parties acknowledge and agree that variation may exist in the form Project Agreement depending upon the inVentiv Affiliate and the nature and type of services provided. In such event, the Project Agreement shall confirm that this Agreement shall govern the relationship between Client and the particular inVentiv Affiliate, and such parties agree to be bound by the terms set forth herein. Client agrees that inVentiv acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts and/or omissions of any inVentiv Affiliate under any circumstances in connection with any Project Agreement that is not signed by inVentiv. Further, each inVentiv Affiliate acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts and/or omissions of inVentiv or any other inVentiv Affiliate under any circumstances in connection with this Agreement or any Project Agreement that is not signed by that inVentiv Affiliate.

(d)        As set forth above, the term “Affiliate” means, with respect to any entity, any other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such entity. As used in this definition, the term “control” (including “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, as trustee, by contract or otherwise.

2.         The Services

(a)        Client shall retain inVentiv to provide services as set forth in one or more Project Agreements (hereinafter the “Services”).

(b)        Client has no obligation to inVentiv for Services under this Agreement in the absence of an executed Project Agreement covering such Services.

(c)        Each Project Agreement shall allocate responsibility for project management and quality assurance activities necessary to perform the Services. inVentiv will provide regular updates as to the progress of the Services at a frequency and in a manner designated by the Parties in the Project Agreement.

3.         Representations and Warranties of the Parties

(a)        inVentiv represents, warrants and covenants that:

(i)         it shall perform the Services in a professional, workmanlike manner, in accordance with good industry practice, in accordance with all applicable policies and procedures, and in accordance with those specifications, timelines, and any other qualitative or quantitative standards which inVentiv and Client agree to (in writing);

(ii)       it shall maintain in full force and effect all necessary licenses, permits, approvals (or waivers) and authorizations required by law to carry out its obligations under this Agreement and any Project Agreement;

(iii)      the execution, delivery and performance of this Agreement by inVentiv and the consummation of the transaction(s) contemplated hereby has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of inVentiv, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of inVentiv or any contract, other form of agreement, or judgment or order to which inVentiv is a party or by which it is bound;

(iv)       the personnel assigned to perform Services rendered under this Agreement and any Project Agreement shall be capable professionally and duly qualified to perform the Services hereunder and in each Project Agreement;

(v)        it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and any Project Agreement and that during the term of this Agreement and any Project Agreement, it will not enter into any agreement to provide services which would in any way prevent it from performing the Services;

(vi)       the Services shall be provided in compliance with all applicable statutes, federal and state laws, ordinances, rules or regulations of any governmental or regulatory authority including (but not limited to), as applicable, the OIG Compliance Program Guidance for Pharmaceutical Manufacturers, the PhRMA Code on Interactions with Healthcare Professionals, the Accreditation Council for Continuing Medical Education requirements for continuing medical education, the American Medical Association Ethical Guidelines on Gifts to Physicians from Industry, the Federal Food, Drug and Cosmetic Act (“FDCA”), the Medicare/Medicaid anti-kickback statute, the Prescription Drug Marketing Act (“PDMA”), the Health Insurance Portability and Accountability Act (“HIPAA”) and The Health Information Technology for Economic and Clinical Health (“HITECH”) Act, and similar state laws, rules and regulations (collectively, “Applicable Law”);

(viii)    any Services or work performed or Deliverables (defined below) provided under this Agreement or any Project Agreement, or any portion thereof, do not infringe, misappropriate, or otherwise violate any intellectual property rights of any third party; and no third party has asserted or is asserting, a claim of any of the foregoing. However, the foregoing will not apply if the applicable infringement, misappropriation, or violation is caused by Client’s unauthorized use or modification of any work or Deliverables

(b)        Client represents, warrants and covenants that:

(i)         the execution, delivery and performance of this Agreement by Client and the consummation of the transaction(s) contemplated hereby has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of Client, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of Client or any contract, other form of agreement, or judgment or order to which Client is a party or by which it is bound;

(ii)       Client shall apply the degree of skill and care necessary, and will act in good faith to provide inVentiv with the necessary materials, information, product training, and assistance required to enable inVentiv to perform the Services in compliance with all Applicable

Law. Certain Client obligations and responsibilities unique to a specific Project Agreement shall be specified within that Project Agreement;

(iii)      Client shall ensure all content (product or otherwise), materials, documentation and information provided by it to inVentiv are in compliance with all Applicable Laws when provided or made available to inVentiv;

(iv)       Client shall provide any and all necessary training regarding the Client product(s) and shall be responsible for all costs and expenses of such training, including pre-approved inVentiv personnel travel, lodging, meals, and other reasonable miscellaneous expenses directly related to such training;

(v)        Client’s products shall be promoted under trademarks owned by or licensed to Client and are products which are either owned by Client and/or as to which Client has all lawful authority necessary to market and sell the products. Client represents and warrants that its trademarks, trade names and trade dress do not infringe on any intellectual property or product marketing rights of any other person or entity. Client further represents and warrants that the promotion of any Client product by inVentiv does not infringe on any intellectual property or product marketing rights of any other person or entity;

(vi)       Client is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and any Project Agreement and that during the term of this Agreement and any Project Agreement, it will not enter into any agreement which would in any way prevent or restrict inVentiv from performing the Services; and

(vii)     Client is solely responsible for reviewing and approving all Client’s product promotional materials and literature created pursuant to or provided for use under this Agreement and/or Project Agreement and for ensuring all such materials comply with Applicable Law; and

(viii)   Client shall notify inVentiv in the event it is subject to or becomes subject to a Federally Mandated Corporate Integrity Agreement (CIA) or other compliance obligations which require inVentiv to provide Client with data, training, analysis, oversight or certifications that are not contemplated by the Services described herein.  In such event, the Parties shall mutually agree on an appropriate allocation of costs and expenses associated with inVentiv's provision of such CIA related data, training, analysis, oversight or certifications not included in the scope of Services provided under this Agreement or any related Project Agreement.

4.         Independent Contractors; inVentiv Personnel

Except as may otherwise be provided in a Project Agreement:

(a)        inVentiv and its directors, officers, employees, independent contractors, and any persons providing Services under the Agreement and any Project Agreement are at all times independent contractors with respect to Client.  Persons provided by inVentiv to perform Services shall not be deemed employees of Client.  Neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between inVentiv, its directors, officers, employees and any persons providing Services under the Agreement and Client.  inVentiv may utilize independent contractors in connection with its performance of the Services only with Client’s prior written approval; provided, further, that inVentiv will remain fully responsible for the conduct of its independent contractors.  For purposes of this Agreement, the parties agree that Client’s prior written consent is not required for inVentiv to use third party contractors in inVentiv’s general business operations and the underlying support services supporting such general business operations (for example, IT services and/or internal software, equipment, CRM, etc.) which may be used in the provision of Services.

(b)        inVentiv is, and at all times shall remain, solely responsible for the human resource and performance management functions of all inVentiv personnel provided to perform the Services. inVentiv shall be solely responsible and liable for all disciplinary, probationary and termination actions taken by it, and for the formulation, content and dissemination of all employment policies and rules (including written disciplinary, probationary and termination policies) applicable to its employees, agents and contractors (individually, a “inVentiv Employee” and collectively, “inVentiv Employees”).

(c)        inVentiv shall obtain and maintain worker’s compensation insurance and other insurances required for inVentiv Employees performing the Services and acknowledges that Client does not, and shall not obtain or maintain such insurances, all of which shall be inVentiv’s sole responsibility.

(d)        Except as otherwise set out in this Agreement or in a Project Agreement, Client shall have no responsibility to inVentiv or any inVentiv Employee for any compensation, expense reimbursements or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related or withholding taxes, or any governmental charges or benefits (including, without limitation, unemployment and disability insurance contributions or benefits and workers compensation contributions or benefits) that may be imposed upon or be related to the performance by inVentiv or its employees, agents or contractors of the obligations under this Agreement or any Project Agreement, all of which shall be the sole responsibility of inVentiv. To clarify, Client will not withhold any income tax or payroll tax of any kind on behalf of inVentiv.

(e)       Any request by Client for removal of a inVentiv employee assigned to provide Service(s) shall be made in writing, supported by the Client’s reasons for requesting the removal and documentation of the inVentiv staff member’s actions and/or behavior that support the request. All employment decisions regarding an inVentiv employee shall be made solely and exclusively by inVentiv and is subject to compliance at all times with inVentiv’s human resource policies and procedures.

5.         inVentiv Compensation

(a)        In consideration of the performance of the Services, Client shall pay inVentiv the fees, costs and expenses (collectively, the “Fees”) as set forth in each Project Agreement. inVentiv shall bill Client as set forth in each Project Agreement and invoices shall be sent by inVentiv to Client on a monthly basis for the Fees for Services.

(b)        In addition to the Fees set forth in a Project Agreement, certain necessary and reasonable expenses will be charged to Client on a pass-through basis. These expenses will be billed to Client at actual cost incurred by inVentiv. Pass-through costs specific to a particular Service shall be set forth in the applicable Project Agreement.

(c)        Payments are due upon Client’s receipt of each applicable invoice from inVentiv. If any invoice amount is not paid within [***] of Client’s receipt, inVentiv reserves the right, following [***] prior written notice, to impose a [***] on all amounts not paid when due. In the event that a third party supplier of inVentiv requires expedited payment from inVentiv, Client will pay inVentiv for such expenses on the same terms that inVentiv is required to pay its third party supplier; provided, however, that inVentiv must provide Client with such terms in writing, and, whenever reasonably possible in advance, with as much notice as possible.

(d)        Client may withhold payment of any invoiced amounts it may dispute in good faith; provided, however, that if there is an undisputed portion of the invoice, such payment must be made when due. The Parties will work in good faith to resolve any such disputes, but in no event later than [***] from notice of the dispute. During such good faith resolution period and subject to Section 12(a)(ii), such billing disputes shall not be cause for non-performance under this Agreement or any Project Agreement.

(e)        In the event Client will be issuing purchase orders for payment of inVentiv invoices, Client shall issue such purchase orders in a timely manner in accordance with the terms and conditions set forth herein. The Parties understand and agree that all terms and conditions set forth in a purchase order are null and void, it being understood and agreed that this Agreement provides the terms and conditions governing the relationship between the Parties.

(f)        Taxes. Upon mutual agreement of the Parties, inVentiv shall invoice Client and Client shall reimburse inVentiv for any taxes actually paid by inVentiv that are properly imposed upon inVentiv by any governmental agency as a result of this Agreement or any Project Agreement (excluding any taxes based on inVentiv’s income) that are the responsibility of the Client. The Parties will cooperate to minimize mutual tax exposure.

6.         Confidentiality

(a)        During the performance of the Services contemplated by this Agreement, each Party may learn confidential, proprietary, and/or trade secret information of the other Party (“Confidential Information”). The Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.”

(b)        Confidential Information means any information, unknown to the general public, which is disclosed, made available, or created by the Disclosing Party to the Receiving Party under this Agreement. Confidential Information includes, without limitation, the terms set forth in this Agreement, technical, trade secret, commercial and financial information about either Party’s (i) research or development; (ii) marketing plans or techniques, contacts or customers; (iii) organization or operations; (iv) business development plans (i.e., licensing, supply, acquisitions, divestitures or combined marketing); (v) products, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how), (vi) pricing and financial information, and (vii) in the case of inVentiv, the names and contact information (i.e. phone number, address and e-mail address) of the inVentiv Employees.

(c)        The Receiving Party shall neither use nor disclose Confidential Information received from the Disclosing Party for any purpose other than as specifically allowed by this Agreement. Confidential Information disclosed to a Receiving Party will be held in confidence by the Receiving Party, using at least the same standard of care the Receiving Party uses with respect to its own information of a similar nature, but in no event less than a reasonable standard of care and will not be disclosed to others or used, except solely for the purposes agreed in this Agreement or any Project Agreement, without the prior written approval of the Disclosing Party. Each party will advise its Permitted Representatives of the requirements of this Agreement and direct each of them to comply therewith. Each party is responsible for any breach of this Agreement by its Permitted Representatives. Receiving Party agrees to use the Confidential Information received hereunder solely for the purpose of this Agreement and any Project Agreement and further agrees to limit dissemination of Confidential Information to those of its Permitted Representatives who have a need to know for purposes of performing its obligations under this Agreement and each applicable Project Agreement and who are bound by an obligation (written or oral) of non-disclosure with Receiving Party. Each party will maintain reasonable safeguards, policies and procedures to protect Confidential Information against unauthorized use, disclosure, alteration, or destruction. As used herein, “Permitted Representatives” means a Party and its Affiliates and their respective officers, employees, directors, agents, third party vendors, independent contractors, consultants, counsel and advisors who need to know the Confidential Information for the purpose of performing obligations in connection with this Agreement or any Project Agreement.

(d)        Upon the expiration or termination of this Agreement and receipt of Disclosing Party’s written request, Receiving Party, at its option, shall promptly either (a) return to the Disclosing Party all tangible forms of Confidential Information in its possession, including any and all copies and/or derivatives of Confidential Information made by either Party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from, Confidential Information, or (b) destroy Confidential Information in its possession and deliver to Disclosing Party a certification that such destruction has occurred; provided however, that Receiving Party may retain a copy of any information, including Confidential Information, that the Receiving Party reasonably believes is  required to comply with applicable laws or regulations or to effectuate the Purposes of this Agreement.   The Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement or any Project Agreement without prior consent of an officer of the Disclosing Party.   The obligations set forth in this Section 6, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Agreement and the Project Agreement and will continue for a period of [***] from the date of such expiration or termination.

(e)       The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party without confidential or proprietary restriction, before disclosure, as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so, and (iv) solely with respect to the specific relevant process, order or request, Confidential Information required to be disclosed pursuant to judicial process (and only to the extent so required), court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order.

7.         Restrictions on Solicitation

Except as may otherwise be provided in a Project Agreement:

(a)        Neither Party may solicit the employees or independent contractors of the other Party to become employees of, or consultants to, such Party during the Term of this Agreement and any Project Agreement and for a [***] period following the termination of both this Agreement and any Project Agreement. The provisions of this Section 7 shall not apply with respect to either Party’s employees or independent contractors who seek employment from the other Party on their own initiative, such as, but not limited to, in response to a general vacancy announcement or advertisement.

(b)        Client agrees during the Term of this Agreement and for [***] thereafter not: (i) to provide any contact information (including name, address, phone number or e-mail address) of any inVentiv Employee to any third party which provides or proposes to provide Client with the same services being provided by inVentiv pursuant to a Project Agreement, or (ii) to assist actively in any other way such a third party in employing or retaining such inVentiv Employee.

(c)        Each Party shall pay to the other Party (or cause the third party to pay to inVentiv, as the case may be, [***] for each employee of the other Party so employed or retained as liquidated damages for breach of Sections 7(a) or 7(b).).

8.         Indemnification

(a)        inVentiv shall indemnify and hold Client, its officers, directors and employees harmless from and defend them against any and all third party liabilities, losses, proceedings, suits, actions, damages, claims or expenses of any kind, including court costs and reasonable attorneys’ fees (collectively, “Losses”) which are caused by: (i) any fraudulent or negligent acts or omissions by or the willful misconduct of inVentiv, its directors, officers, ~~or~~ employees, or independent contractors, (ii) any material breach of this Agreement or any Project Agreement by inVentiv, its directors, officers, employees, or independent contractors, (iii) any breach of the representations, warranties, covenants, and agreements of inVentiv to Client set out in Section 3(a) and Section 6 above.

(b)        Client shall indemnify and hold inVentiv, its officers, directors and employees harmless from and defend against any and all Losses which are caused by: (i) any negligent acts or omissions by or the willful misconduct of Client, its directors, officers or employees, (ii) any material breach of this Agreement or any Project Agreement by Client, its directors, officers or employees, (iii) any product liability claims relating to Client products, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim, (iv) any intellectual property infringement claims relating to any trademarks owned by or licensed to Client, and (v) any breach of the representations, warranties, covenants, and agreements of Client to inVentiv set out in Section 3(b) and Section 6 above..

(c)        In case any action, proceeding or claim shall be brought against one of the Parties hereto (an “Indemnified Party”) based upon any of the above claims and in respect of which indemnity may be sought against the other Party hereto (the “Indemnifying Party”) such Indemnified Party shall promptly notify the Indemnifying Party in writing. The failure by an Indemnified Party to notify the Indemnifying Party of such Claim shall not relieve the Indemnifying Party of responsibility under this Section, except to the extent such failure adversely prejudices the ability of the Indemnifying Party to defend such claim. The Indemnifying Party at its expense, with counsel of its own choice, shall defend against, negotiate, settle or otherwise deal with any such claim, provided that the Indemnifying Party shall not enter into any settlement or compromise of any claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party without the Indemnified Party's prior written consent. The Indemnified Party may participate in the defense of any claim with counsel of its own choice and at its own expense. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such claims. In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of any claim, the Indemnified Party shall have the right to control the defense or settlement of such claim with counsel of its choosing.

(d)        Client shall reimburse inVentiv for all reasonable actual out-of-pocket expenses incurred by inVentiv in connection with responses to subpoenas and other similar legal orders issued to inVentiv in respect to Client’s product or the Services performed under this Agreement and the applicable Project Agreement. However, Client shall have no obligation to reimburse inVentiv for any such expenses (and to the extent paid by Client to inVentiv, shall be repaid by inVentiv to Client) arising out of, in connection with or otherwise relating to actions or omissions of inVentiv or its employees, independent contractors, officers, directors, and/or Affiliates that violate this Agreement, any Project Agreement, or Applicable Law.

9.         Limitation of Liability

(a)        Subject to Section 9(c) below, neither Party shall be liable to the other Party with respect to any subject matter of this Agreement or any Project Agreement under any contract, tort, negligence, strict liability, breach of warranty (express or implied) or other theory for any indirect, incidental, special, punitive, exemplary or consequential damages, nor for any loss of revenues or loss of profits, even if advised of the possibility of such damages.

(b)        Subject to Section 9(c) below, each Party’s (including its Affiliates) liability, including for claims and Losses, arising out of the Services under a specific Project Agreement shall be limited to [***] (the “Liability Cap”). If [***], the applicable Liability Cap will be [***].

(c)        The limitations set out in Sections 9(a) and 9(b) above shall not apply:

(i)         to the parties indemnification obligations set forth in Section 8 above; and

(ii)       to any claims for liabilities, losses, proceedings, suits, actions, damages, claims or expenses of any kind, including court costs and reasonable attorneys’ fees caused by (A) the fraud, gross negligence or willful misconduct of a Party; (B) any violation, infringement or misappropriation of the other Party’s intellectual property rights; and (C) either Party’s breach of its confidentiality obligations set forth in Section 6 above.

10.       Intellectual Property; Ownership

(a)        Except as set forth in Sections 10(b) and 10(c) below, all documents, materials, reports and deliverables provided by inVentiv to Client pursuant hereto whether or not patentable, copyrightable, or susceptible to any other form of legal protection which are made, conceived, reduced to practice or authored by inVentiv, or inVentiv’s employees, independent contractors, representatives or agents (if any) as a result of the performance of Services, or which are derived from use or possession of Client’s Confidential Information (collectively, the “Deliverables”) shall be the sole and exclusive property of Client upon full payment of all sums due to inVentiv for each such Deliverable under this Agreement. Notwithstanding the foregoing nothing in this Agreement or any Project Agreement shall be construed to give inVentiv any right, title or interest to any trademarks, patents or other pre-existing intellectual property of Client. For the avoidance of doubt, but subject to Section 10(b) inVentiv will not have any right, title, or interest in any new inventions, developments or improvements inVentiv makes to Client intellectual property or creates using Client Confidential Information during the course of performing under this Agreement and any Project Agreement. Subject to Sections 10(b) and 10(c) below, each Deliverable constituting an original work shall be considered a work made for hire under applicable copyright laws. Subject to Section 10(b) and 10(c) below, inVentiv hereby assigns and agrees to assign to Client all right, title and interest in all worldwide intellectual property rights in the Deliverables, including without limitation, patents, copyrights, and trade secrets. inVentiv agrees to cooperate, at Client’s expense, with reasonable all efforts on behalf of Client to identify and perfect all intellectual property rights associated with the Deliverables.

(b)        Notwithstanding anything to the contrary set forth herein, to the extent any Deliverable or work made for hire include inVentiv’s concepts, ideas, models, know-how, software, methodologies, technology, techniques, procedures, management tools, workshops, manuals, macros, data files, inventions, and other intellectual capital and property that inVentiv has developed, created or acquired prior to, in the course of, or independent of performing Services under this Agreement (the “inVentiv Materials”), inVentiv shall retain exclusive ownership in such inVentiv Materials. Upon full payment of all sums due to inVentiv, inVentiv hereby grants Client a non-exclusive, non-transferable, royalty-free right and license, for Client to use the inVentiv Materials solely in connection with its use of the Deliverables created by inVentiv in connection with the Services. For the avoidance of doubt, the Parties agree that any source or object code, previously owned or licensed by inVentiv or created hereunder without the use of or reference to any Client Confidential Information, are not a part of the rights provided to Client and may be used by inVentiv on behalf of itself or any of its other clients. Without limiting the foregoing, inVentiv may use such source or object code to create materials that have a substantially similar “look and feel” as the Deliverables for products or services that are directly competitive to products or services for which such Deliverables were created. Provided that inVentiv de-identifies all personal data, Client, and Client product identifying information, inVentiv may use all project data for the purpose of evaluating its performance under this Agreement and for business development and analytics purposes.

(c)        Without limiting the general rights of Client as provided in this Section 10, it is understood and agreed that certain promotional material or other Deliverables may contain the intellectual property of third parties pursuant to a license or other arrangement which permits Client to use such intellectual property only in connection with a specific project or campaign, and which would require additional payments for a different or extended use by Client. inVentiv will provide prior written notification to Client of any material conditions or limitations relating to such approvals inVentiv has obtained as part of the approval process for specific projects and campaigns, and Client will be solely responsible for any fees or other charges associated with any use of such third party intellectual property outside the scope of the use contemplated by the applicable project.

(d)        If a Deliverable or any portion of a Deliverable is found to infringe on the intellectual property rights of a third party, and provided the infringing portion does not arise from materials provided by Client, inVentiv shall, at no cost to the Client, (A) obtain the right for Client to continue use of the Deliverable; (B) replace or modify the Deliverable to be non-infringing and functionally and operationally equivalent to the applicable Deliverable; or (iii) remove the Deliverable, in which case, it will be inVentiv’s responsibility to find an alternative functionally equivalent solution to replace the Deliverable If none of the foregoing is possible within a commercially reasonable time, then Client shall have the immediate right to a refund of all Fees paid with respect to such infringing Deliverable.

11.       Term

The Agreement shall be in effect as of the Effective Date and shall remain in effect until the third anniversary of the Effective Date (the “Term”) or until such later date as may be set forth in a Project Agreement (it being understood that this Agreement will not terminate in the event the term set forth in a Project Agreement is longer than the term set forth herein). The Parties may extend this Agreement for additional periods of one year each (each an “Additional Term”) by mutual written agreement of the Parties.

12.       Termination

(a) Except as may otherwise be provided in any Project Agreement, this Agreement and any Project Agreement may be terminated by inVentiv or Client upon giving written notice as follows:

(i)            by inVentiv, if any undisputed payment to inVentiv by Client is not made when due and such payment is not made within [***] from the date of written notice from inVentiv to Client of such nonpayment;

(ii)       by either Party, in the event that the other Party has committed a material breach of this Agreement and such breach has not been cured within [***] of receipt of written notice from the non-breaching Party of such breach (provided that, during the [***] cure period for termination due to breach, each Party will continue to perform its obligations under the Agreement);

(iii)      by Client, for its convenience, at any time, upon [***] prior written notice to inVentiv; or

(iv)       by either Party, in the event the other Party is either debarred from federal contracting or is a “Sanctioned Entity”. For purposes hereof, a Sanctioned Entity is an entity that:

(A)       Is currently under indictment or prosecution for, or has been convicted (as defined in 42 C.F.R. § 1001.2) of: (1) any offense related to the delivery of an item or service under the Medicare or Medicaid programs or any program funded under Title V or Title XX of the Social Security Act (the Maternal and Child Health Services Program or the Block grants to States for Social Services programs, respectively), (2) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service, (3) fraud, theft, embezzlement, or other financial misconduct in connection with the delivery of a health care item or service, (4) obstructing an investigation of any crime referred to in (1) through (3) above, or (5) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance; or

(B)       Has been required to pay any civil monetary penalty regarding false, fraudulent, or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care program, or is currently the subject of any investigation or proceeding which may result in such payment; or

(C)       Has been excluded from participation in the Medicare, Medicaid, or Maternal and Child Health Services (Title V) program, or any program funded under the Block Grants to States for Social Services (Title II) program~~; or~~.

(b)        This Agreement and any Project Agreement shall terminate immediately without notice in the event that the other Party has: (i) become insolvent or has been dissolved or liquidated; (ii) filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within thirty (30) days of the filing; (iii) makes a general assignment for the benefit of creditors; (iv) has a receiver appointed for a substantial portion of its assets; or (v) if this Agreement or any Affiliate Addendum or Project Agreement is deemed rejected pursuant to the provisions of Bankruptcy Code §365(d), as amended, in a case under Bankruptcy Code.

(c)        Upon the effective date of such termination, the Parties shall have no further obligation to each other (other than those set forth in Sections 4, 6, 7, 8, 9, 10 12(d), 13, 14(a), 14(d)-14(f), 14(h), 14(k), and 14(~~h~~l)), except that Client shall pay the amounts set forth or provided for in any Project Agreement through the actual date of termination or completion of the Services being performed under all applicable Project Agreements. For purposes of clarity, in the event this Agreement is terminated or expires prior to the completion of work under any Project Agreement, such Project Agreement shall continue through completion, and this Agreement shall continue to apply to the Project Agreement(s) in full force and effect through completion of such outstanding Services under such Affiliate Addendum and Project Agreement(s).

(d)        Client will pay for all fees and out-of-pocket expenses under this Agreement and all applicable Project Agreements incurred through the effective date of termination and any wind down period. Client will be responsible for all reasonable non-cancelable commitments entered into by inVentiv on Client’s behalf and for reasonable wind down costs. All expenses or commitments [***] and not set forth in a Project Agreement shall be pre-approved by Client. Upon termination, to the extent applicable and as mutually agreed to by the Parties, inVentiv will give or otherwise transfer to Client, at Client’s expense, all property in inVentiv’s possession that belongs to and was paid for by Client (excluding archival copies thereof), provided that all invoices with respect to such property have been paid in full.

13.       Venue and Jurisdiction

This Agreement shall be construed according to the laws of the State of New Jersey (without reference to any principles regarding conflicts of law) and any action brought by either inVentiv or Client in connection with this Agreement shall be brought in the state or federal courts located in the State of New Jersey.

14.       Miscellaneous

(a)        Insurance. Each Party undertakes to maintain, as applicable, General Liability insurance of [***] per occurrence/[***] annual aggregate, Workers’ Compensation Statutory, Employer’s Liability insurance of [***], Automobile Liability insurance of [***] combined single limit each occurrence, Products/Completed Operations and Professional Errors and Omissions Liability insurance of [***] per occurrence/[***] annual aggregate. In addition, Client shall carry Product Liability insurance each in the amount of at least [***]. Limits may be provided with Umbrella/Excess insurance. Insurance companies must have an AM Best Rating of “A-/VII” or better, or an analogous rating by a similar organization if the insurance company is not a United States company. Client’s indemnity shall not be capped by its insurance limits. Each Party shall name the other Party as an additional insured on all liability insurance coverage as their interests may appear. In addition, upon written request, each Party will provide the other with evidence of coverage complying with this Section 14. The Parties understand and agree that additional insurance requirements may be set forth in the Project Agreements

(b)       Assignment; Binding Effect. Neither inVentiv nor Client may assign or transfer this Agreement or any Project Agreement or any of its rights, duties or obligations hereunder without the other Party’s prior written consent; provided, however, that either inVentiv or Client may assign or transfer its rights, duties and obligations as part of an acquisition or purchase of

inVentiv or Client, without the prior written consent of the other Party when: (i) such assignment is to a successor-in-interest to all or substantially all of the ownerships interest or business assets of such Party whether in a merger, sale of stock, sale of assets or other similar transaction; (ii) the successor is a financially capable business entity; and (iii) the successor is not a competitor of the other Party. Any permitted successor or assignee of this Agreement or any Project Agreement and the rights and/or obligations hereunder or thereunder, will in writing (satisfactory in form and substance) to the other Party, expressly assume this Agreement and any existing Project Agreement and the rights and obligations hereunder. If such a writing is not received, any proposed assignment or transfer need not be recognized and shall be null and void.

(c)       Force Majeure. Except for Client’s payment obligations, noncompliance with the obligations of this Agreement or any Project Agreement due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, shortage of materials, failure of public utilities or common carriers, and any other similar causes beyond the reasonable control of the applicable Party, shall not constitute a breach of contract.

(d)        Severability. If any provision of this Agreement or any Project Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both Parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement or such Project Agreement shall not be affected by such declaration or finding.

(e)        Entire Agreement; Amendment. This Agreement, together with each applicable Project Agreement (including any attachments or exhibits hereunder or thereunder), contains all of the terms and conditions of the agreement between the Parties and constitutes the complete understanding of the Parties with respect thereto. This Agreement and each Project Agreement supersedes all prior arrangements and understandings between the Parties related to the subject matter hereof. No modification, extension or release from any provision hereof shall be affected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in writing signed by the other Party and specifically described as an amendment or extension of this Agreement or any Project Agreement; provided, however, an email confirmation or other electronic confirmation accepting any modified terms shall be the same as if the Parties have signed in writing and shall be a valid enforceable agreement between the Parties.

(f)       Public Announcement.  The form and content of any public announcement to be made by one Party regarding this Agreement or any Project Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be, in the reasonable opinion of the disclosing Party’s legal counsel, required by Applicable Law, including the U.S. Securities Exchange Commission or any stock exchange upon which such Party’ securities are listed or to which application for listing has been submitted,  in which event the other Party shall endeavor to give the other Party reasonable advance notice, review and comment of any such disclosure, including a copy of the proposed redacted filings, if any.  Notwithstanding the above, either Party may, in connection with its general marketing materials and without the consent of the other Party, list the name of the other Party in a non-descriptive fashion in connection with its general marketing materials; (ii) in a list of the names of other similarly situated third parties that such Party does business with; and (iii) in internal business communications, including communications to Affiliates.

(g)        Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Electronically submitted signatures shall have the same force and effect of an original signature.

(h)        Notices. Any notices required or permitted under this Agreement shall be given in person or sent by first class, certified mail to:

To Client: Address: Agile Therapeutics, Inc. 101 Poor Farm Road Princeton, NJ 08540	To inVentiv Address: inVentiv Commercial Services, LLC 500 Atrium Drive Somerset, NJ 08873
Attention: Chairman and Chief Executive Officer Fax: 609-683-1855	Attention: President Fax: 732-537-4999
Copy To: Agile Therapeutics, Inc. 101 Poor Farm Road Princeton, NJ 08540 Attn: General Counsel	Copy To: inVentiv Commercial Services, LLC 500 Atrium Drive Somerset, NJ 08873 Attn: VCS General Counsel

or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Agreement by one Party to the other.

(i)         Cooperation. Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts deeds documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

(j)         Preparation. Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement or each Project Agreement.

(k)        Waiver.

(i)         No delay or omission by either Party to exercise any right or power it has under this Agreement will impair or be construed as a waiver of such right or power.

(ii)       A waiver by either Party of any breach or covenant will not be construed to be a waiver of any succeeding breach or any other covenant.

(iii)      No waiver to any provision of this Agreement or any Project Agreement (including any Exhibit or Schedule hereto or thereto), will be valid unless in writing and signed by an authorized representative of the Party against whom enforcement of such waiver is sought.

(l)         Interpretation. This Agreement and each Project Agreement shall be governed by the following rules of construction, unless the context requires otherwise: (i) any reference to a Section, Schedule, Exhibit, subsection, clause, subclause, or recital is a reference to a Section, Schedule, Exhibit, subsection, clause, subclause, or recital of this Agreement or the applicable Project Agreement; (ii) any reference to any statute shall be construed as including all statutory provisions consolidating, amending or replacing such statute; (iii) the terms “hereof,” “hereby,” “hereto,” “hereunder” and similar terms shall refer to this Agreement or applicable Project Agreement as a whole; (iv) the word “including” and words of similar import means “including, without limitation” and “including, but not limited to”; (v) the word “may” shall mean “has the right, but not the obligation to do something” and “may not” shall mean “does not have the right to do something”; (vi)          the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Project Agreement; (vii) any reference to “days” means calendar days unless otherwise stated as “Business Days”; (viii) all references to “dollars” or “$” refer to United States dollars; (ix) use of the singular includes the plural and vice versa; and (x) use of the masculine gender includes the feminine and neuter genders and vice versa.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

AGILE THERAPEUTICS, INC.		INVENTIV COMMERCIAL SERVICES, LLC

By:		By:
Title:	Chairman and Chief Executive Officer	Title:

1

Exhibit A

FORM OF PROJECT AGREEMENT

This Project Agreement (the “Project Agreement”) made as of ________ ____, 20___ by and between [INVENTIV COMMERCIAL SERVICES, LLC, with its principal office located at 500 Atrium Drive, Somerset, New Jersey 08873 (“inVentiv”)] and Agile Therapeutics, Inc., a Delaware corporation with an office located at 100 Poor Farm Road, Princeton, New Jersey 08540 (“Client”). Client and inVentiv may each be referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

A.        Client and inVentiv have entered into a Master Services Agreement dated as of _________ ___, 2017 (the “Agreement”).

B.         Client and inVentiv desire to enter into this Project Agreement (this “Project Agreement” or “PA”).

1.         Interpretation and Construction

(a)        The Parties confirm that the Master Service Agreement shall govern the relationship between the Parties. Unless otherwise specifically set forth herein, in the event of a conflict or inconsistency between the terms and conditions set forth in the Master Service Agreement and the terms and conditions set forth in this Project Agreement, the terms and conditions set forth in the Master Service Agreement shall take precedence, govern and control. Terms in a Project Agreement that supplement or refine the terms of this Agreement will be read together with their related terms and not be deemed “conflicting”.

(b)        The Parties hereby acknowledge that the terms set forth in the Agreement are incorporated herein by reference, as if fully set forth at length herein.

2.         The Services

A detailed description of the services (the “Services”) is set forth on Exhibit A attached hereto.

3.         Term and Termination

[To be determined based on the Services and inVentiv Affiliate].

4.         Fees

Set forth on Exhibit B attached hereto is a summary of the cost and fees to be paid by Client to inVentiv for the performance of the Services.

2

5.         [Miscellaneous]

[Insert any additional contract terms and project requirements specific to the Services to be provided by inVentiv Affiliate].

3

WHEREFORE, the parties hereto have caused this Project Agreement to be executed by their duly authorized representatives.

AGILE THERAPEUTICS, INC.	INVENTIV COMMERCIAL SERVICES, LLC

By:	By:
Title:	Title:

EXHIBIT A

THE SERVICES

EXHIBIT B

FEES AND COSTS